EXHIBIT 5

OPINION REGARDING LEGALITY

December 20, 2001

Bausch & Lomb Incorporated
One Bausch & Lomb Place
Rochester, New York 14604-2701

Gentlemen:

I am General Counsel to Bausch & Lomb Incorporated ("Company"), and in such capacity am familiar with the corporate proceedings which have taken place with respect to the adoption of the Company's 1990 Stock Incentive Plan ("Plan"), pursuant to which shares of Class B Stock, par value $.08 per share, are being offered to key employees of the Company and its subsidiaries who have been or may be granted options under the Plan. I am also familiar with the fact that the Company proposes filing with the Securities and Exchange Commission a supplemental registration statement on Form S-8 for 4,750,000 shares of Class B Stock which may hereafter be sold under the Plan, and an equal number of shares of Common Stock for which said shares of Class B Stock may be exchanged. Based upon the foregoing and upon such examination of the Company's Certificate of Incorporation, as amended, By-Laws, the Plan, certain minutes of meetings of the Company's Shareholders and Board of Directors, and such other matters as I have considered necessary for the purposes hereof, it is my opinion that:

1.         The Company has been duly organized and incorporated and is validly existing under the laws of the State of New York.

2.        The Plan has been duly adopted and the additional shares of Class B Stock of the Company are available for issuance under the Plan, and the shares of its Common Stock which may be exchanged therefor, which are being registered, have been duly authorized, and the shares of Class B Stock will when sold, and the shares of Common Stock will when so exchanged, in accordance with the Plan, be legally and validly issued. The Company may under the Plan lend to purchasers of Class B Stock an amount equal to the purchase price of such shares, such loans to be evidenced by promissory notes and secured by pledges of said shares to the Company under pledge security agreements, and shares of Class B Stock so issued may not be deemed to be fully paid and non-assessable until the portion of any promissory note relating to said shares is paid in full in accordance with its terms. Upon such payment, or if no such loan is made in connection with the purchase by the optionee of said shares then upon the sale to him, said shares of Class B Stock will be fully paid and non-assessable; and upon the transfer to shareholders of shares of Common Stock of the Company in exchange for shares of Class B Stock which are not then subject to a pledge to the Company, the shares of Common Stock so exchanged will be fully paid and non-assessable.

I consent to the filing of this option as an attachment to the supplemental registration statement for the Class B Stock and Common Stock to be sold or otherwise issued under the Plan.

Very truly yours,

/s/ Robert B. Stiles
Robert B. Stiles